EXHIBIT 99.1

Akorn Receives NASDAQ Delinquency Notice

Notice Expected Due to Akorn's Restatement Process

LAKE FOREST, Ill., May 18, 2015 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX) today announced it has received a notice from NASDAQ stating the Company is not in compliance with Listing Rule 5250(c)(1) for continued listing because it has not yet filed its Form 10-Q for the quarter ended March 31, 2015 by the due date of May 11, 2015.

On April 24, 2015, Akorn announced that it will restate its previously issued financial statements for the annual period ending December 31, 2014 and the quarterly periods ending June 30, 2014, September 30, 2014 and December 31, 2014 due to errors identified during the first quarter 2015 financial review process. The errors will be corrected through amendments to Forms 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014 and Form 10-K for the year ended December 31, 2014. The amended forms will be filed prior to the filing of Akorn's Form 10-Q for the fiscal quarter ended March 31, 2015.

In order to maintain its listing, Akorn will submit to NASDAQ a plan of compliance by July 13, 2015 addressing any issues it believes would support its request for an extension of up to 180 calendar days from the due date of the Form 10-Q filing for the quarter ended March 31, 2015.

If the plan is accepted, Akorn may be able to continue its listing during the plan period up to November 9, 2015, during which time the Company will be subject to periodic review to determine if it is making progress consistent with the plan. If the plan is not accepted, or if the Company is not in compliance by November 9, 2015, Akorn may be subject to delisting proceedings. Under NASDAQ rules, Akorn has the right to appeal any determination by NASDAQ to initiate delisting proceedings. During this process, the Company expects that its common stock will continue to be listed and traded on the NASDAQ stock market.

The errors will be corrected through amendments to Forms 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014 and Form 10-K for the year ended December 31, 2014. The amended forms will be filed prior to the filing of Akorn's Form 10-Q for the fiscal quarter ended March 31, 2015.

About Akorn

Akorn, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India where the Company manufactures ophthalmic, injectable and specialty non-sterile pharmaceuticals. Additional information is available on the Company's website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements", including projections of the impact and allocation amongst periods of any known or potential errors or misstatements in the financial statements, impact of material weaknesses in the internal control over financial reporting, the timing of filings of restated financials and periodic SEC filings, the outcome of, and expenses associated with, the independent investigation, projections of the timing of submission of compliance plans to NASDAQ and period and terms of extensions that may be granted by NASDAQ in response, the outcome of, and expenses associated with, the efforts to submit a plan of compliance to NASDAQ within the 60-day window to take necessary steps to achieve compliance with all NASDAQ listing requirements,  projections of certain measures of Akorn's future results of operations, sales and earnings, projections of certain charges and expenses, projections related to the number and potential market size of ANDAs, projections with respect to timing and impact of pending acquisitions, and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, prospective acquisitions, future performance or results of current and anticipated products and acquired assets, sales efforts, expenses, the outcome of contingencies such as legal proceedings and investigations, financial results and the timing and nature of the final resolution of the accounting issues discussed in this release. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

CONTACT: Investors/Media:
         Dewey Steadman
         Executive Director, Investor Relations
         (847) 582-6923
         investor.relations@akorn.com